RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated February 27, 2012 to the Product Prospectus Supplement ERN-ETF-1 Dated February 16, 2011, Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$2,700,000 Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Buffered Return Notes (the “Notes”) linked to the performance of a basket of two ETFs (the “Basket”) comprised of the SPDR® S&P 500® Trust, which constitutes 60% of the Basket, and the PowerShares QQQ TrustSM, Series 1, which constitutes 40% of the Basket.

The CUSIP number for the Notes is 78008TX25. The Notes provide a 150% leveraged return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 131% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease in the level of the Basket of more than 10% from the Pricing Date to, and including, the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: February 29, 2012

Maturity Date: March 3, 2015

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 16, 2011, and “Selected Risk Considerations” beginning on page P-6 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$2,700,000
Underwriting discounts and commissions	2.50%	$ 67,500
Proceeds to Royal Bank of Canada	97.50%	$2,632,500

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $25.00 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of $25.00 per $1,000 in principal amount of the Notes.  The price of the Notes also included a profit of $10.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes.  The total of the commission received by RBCCM and the hedging profits of Royal Bank of Canada was $35.00 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC

Reference Asset:	The Notes are linked to the value of a basket of two exchange traded funds (each, a “Basket Component,” collectively, the “Basket Components”).

Basket Component	Bloomberg Ticker	Component Weight	Initial Level
SPDR® S&P 500® Trust (the “SPY”)	SPY	60%	137.16

PowerShares QQQ TrustSM, Series 1 (the “QQQ”)	QQQ	40%	64.05

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	February 27, 2012

Issue Date:	February 29, 2012

CUSIP:	78008TX25

Valuation Date:	February 27, 2015

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2.Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -10%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -10.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Basket Components. The Weighted Component Change for each Basket Component will be determined as follows:

Final Level:	The closing price per share of a Basket Component on the Valuation Date.

Leverage Factor:	150% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	131% multiplied by the principal amount

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

Buffer Percentage:	10%

Maturity Date:	March 3, 2015, subject to extension for market and other disruptions, as described in the product prospectus supplement.

Term:	Three (3) years.

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease in the closing level of both of the Basket Components of more than 10% from the Pricing Date to the Valuation Date.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 16, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 16, 2011, as modified by this pricing supplement.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011, and the product prospectus supplement dated February 16, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 16, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ETF-1 dated February 16, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000547/c210112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level of any Basket Component. All examples are based upon the Leverage Factor of 150%, the Buffer Percentage of 10%, the Maximum Redemption Amount of 131% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% X 150%) = $1,000 + $75 = $1,075

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,075, a 7.5% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	40%

	Payment at Maturity:	$1,000 + ($1,000 x 40%X150%) = $1,000 + $600 = $1,600 however, the Maximum Redemption Amount is $1,310.00

	On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity of $1,310.00, a 31% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-8%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-20%

	Payment at Maturity:	$1,000 + [$1,000 x (-20% + 10%)] = $1,000 - $100 = $900

	On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $900, a -10% return on the Notes.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket or the applicable Basket Components.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than 10%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights with respect to the Basket Components or the securities held by the Basket Components.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments – The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

INFORMATION REGARDING THE BASKET COMPONENTS

We are not affiliated with any of the Basket Components and each Basket Component will have no obligations with respect to the Notes. This pricing supplement relates only to the Notes and does not relate to any of the shares of any Basket Component or to the securities or other assets held by any Basket Component. Neither we nor RBC Capital Markets, LLC participates in the preparation of the publicly available documents described below. Neither we nor RBC Capital Markets, LLC has made any due diligence inquiry with respect to any Basket Component in connection with the offering of each of the Notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any Basket Component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any Basket Component could affect the value of the shares of that Reference Asset on the Valuation Date and therefore could affect the Payment at Maturity.

The SPY

Information provided to or filed with the SEC by the SPY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 936958, through the SEC’s website at http://www.sec.gov. Additional information about the SPY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The SPY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPY, and the component stocks of the S&P 500® Index, the SPY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

All disclosures contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, their make up, methods of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P”). S&P, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index.  Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index, or any successor index.

The SPY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index, and will invest in all of the securities which comprise the S&P 500® Index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of February 27, 2012, 400 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 100 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On February 27, 2012, the average market capitalization of the companies included in the S&P 500® Index was $25.85 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $487 billion, and the smallest component of the Index had a market capitalization of $1.41 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of February 27, 2012 indicated below: Consumer Discretionary (10.78%); Consumer Staples (10.75; Energy (12.26%); Financials (14.15%); Health Care (11.34%); Industrials (10.85%); Information Technology (20.09%); Materials (3.61%); Telecommunication Services (2.71%); and Utilities (3.45%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

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Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the calculation of the S&P 500® Index. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the applicable index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

The QQQ

We have derived the following information from publicly available documents, including documents prepared by Invesco PowerShares Capital Management LLC (“Invesco”), the sponsor of the PowerShares QQQ TrustSM Series 1(the “PowerShares Trust”). We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the PowerShares Trust or Invesco and the PowerShares Trust will have no obligations with respect to the Notes.  This pricing supplement relates only to the Notes and does not relate to the shares of the PowerShares Trust or securities in the NASDAQ-100 Index®

The PowerShares Trust, an exchange traded fund, is a registered investment company which both (a) continuously issues and redeems “in kind” its shares, known as PowerShares QQQ Shares, only in large lot sizes called Creation Units at their daily net asset value (“NAV”) and (b) lists the shares individually for trading on the NASDAQ Stock Market (the “NASDAQ”) at prices established throughout the trading day, like any other listed equity security trading in the secondary market on the NASDAQ.  The securities held by the PowerShares Trust consist of a portfolio of equity securities or, in the case of securities not yet delivered in connection with purchases made by the PowerShares Trust or portfolio deposits, confirmations of contracts to purchase such securities (collectively, the “Portfolio”).  The investment objective of the PowerShares Trust is to provide investment results that generally correspond to the price and yield performance of the NASDAQ-100 Index® by holding all the stocks comprising the NASDAQ-100 Index®.

The PowerShares Trust, which holds the Portfolio and cash, is not actively managed by traditional methods, which typically involve effecting changes in the Portfolio on the basis of judgments made relating to economic, financial and market considerations.  To maintain the correlation between the composition and weights of the securities in the PowerShares Trust and the stocks in the NASDAQ-100 Index®, the trustee adjusts the securities held by the PowerShares Trust from time to time to conform to periodic changes in the identity and/or relative weights of the securities.  The composition and weighting of the securities portion of a portfolio deposit are also adjusted to conform to changes in the NASDAQ-100 Index®.

Information provided to or filed with the SEC by the PowerShares Trust under the Securities Act of 1934 and the Investment Company Act of 1940 as to the Reference Asset can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 333-61001 and 811-8947, respectively.  We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the PowerShares Trust is not a recommendation to buy or sell the shares of the PowerShares Trust. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the PowerShares Trust.

The shares of the PowerShares Trust trade on NASDAQ Global Market under the symbol “QQQ.”

The NASDAQ-100 Index®

All disclosures contained in this pricing supplement regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the Index is available on the NASDAQ OMX website: www.nasdaq.com. We are not incorporating by reference the website or any material included on that website in this pricing supplement. The information reflects the policies of, and is subject to change by NASDAQ OMX. NASDAQ OMX has no obligation to continue to publish, and may discontinue publication of, the Index. None of us, the calculation agent, or the agents accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

NASDAQ®, OMX®, NASDAQ-100®, and NASDAQ-100 Index® are registered trademarks of The NASDAQ OMX Group, Inc. (which, with its affiliates, is referred to as the “Corporations”) and are licensed for use in this offering. The Notes have not been passed on by the Corporations as to their legality or suitability. The Notes are not issued, endorsed, sold, or promoted by the Corporations.

General

The Index is intended to measure the performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ based on market capitalization. The Index includes companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including, investment companies.

The Index began trading on January 31, 1985 at a base value of 125.00.  The Index is calculated and published by NASDAQ OMX.  In administering the Index, NASDAQ OMX will exercise reasonable discretion as it deems appropriate.

Computation of the Index

The value of the Index equals the aggregate value of the Index share weights of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the divisor of the Index (the “Divisor”).  The Divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for Index reporting purposes.  If trading in an Index security is halted while the market is open, the last traded price for that security is used for all index computations until trading resumes.  If trading is halted before the market is open, the previous day’s last sale price is used.

The formula for determining the Index value is as follows:

Aggregate Adjusted Market Value/Divisor

The Index is ordinarily calculated without regard to cash dividends on Index securities.

The Index is calculated during the trading day and is disseminated every 15 seconds from 09:30:15 to 17:16:00 ET through the NASDAQ Index Dissemination ServicesSM.  The closing value of the Index may change up until 17:15:00 ET due to corrections to the last sale price of the Index securities.

Underlying Stock Eligibility Criteria

Index eligibility is limited to specific security types only.  The security types eligible for the Index include foreign or domestic common stocks, ordinary shares, ADRs, shares of beneficial interest or limited partnership interests, and tracking stocks.  Security types not included in the Index are closed-end funds, convertible debt securities, exchange traded funds, preferred stocks, rights, warrants, units, and other derivative securities.  The Index does not contain securities of investment companies.  For purposes of the Index eligibility criteria, if the security is a depositary receipt representing a security of a non-U.S. issuer, then references to the “issuer” are references to the issuer of the underlying security.

Initial Eligibility Criteria

To be eligible for initial inclusion in the Index, a security must be listed on NASDAQ and meet the following criteria:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security   was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares;

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S.;

•	only one class of security per issuer is allowed;

•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being Index eligible;

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn;

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

•
the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally, a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); and

•
if the security would otherwise qualify to be in the top 25% of the securities included in the Index by market capitalization for the six prior consecutive month-ends, then a one-year “seasoning” criterion would apply.

Continued Eligibility Criteria

In addition, to be eligible for continued inclusion in the Index, the following criteria apply:

•
the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•	the security must be of a non-financial company;

•	the security may not be issued by an issuer currently in bankruptcy proceedings;

•	the security must have an average daily trading volume of at least 200,000 shares (determined annually during the ranking review process);

•
if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options on a recognized options market in the U.S. or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process);

•
the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the Index at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the Index effective after the close of trading on the third Friday of the following month; and

•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn.

Ranking Review

Except under extraordinary circumstances that may result in an interim evaluation, NASDAQ the composition of the Index on an annual basis as follows (the “Ranking Review”).  Securities listed on NASDAQ which meet the applicable eligibility criteria above are ranked by market value.  Index-eligible securities which are already in the Index and which are ranked in the top 100 eligible securities (based on market capitalization) are retained in the Index.  A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review.  Securities not meeting such criteria are replaced.  The replacement securities chosen are those Index-eligible securities not currently in the Index that have the largest market capitalization.  The data used in the ranking includes end of October NASDAQ market data and is updated for total shares, as set forth in each issuer’s SEC filings through the end of the following November.

Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December.  Replacements are made effective after the close of trading on the third Friday in December.  Moreover, if at any time during the year an Index security is determined by NASDAQ OMX to become ineligible for continued inclusion in the Index based on the Continued Eligibility Criteria (above), the security will be replaced with the security that has the largest market capitalization that is not currently in the Index and meeting the Initial Eligibility Criteria listed above.

Index Maintenance

The value of the Index equals the aggregate value of the Index share weights of each of the Index securities multiplied by each such security’s last sale price (last sale price refers to the last sale price on NASDAQ), and divided by the Divisor of the Index. Changes in the price and/or Index share weights driven by corporate events such as stock dividends, splits, and certain spin-offs and rights issuances will be adjusted on the ex-date.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10.0%, the change will be made as soon as practicable, normally within 10 days of such action.  Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  The Index share weights are derived from the security’s total shares outstanding.  The Index share weights are adjusted by the same percentage amount by which the total shares outstanding have changed.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

In the case of a special cash dividend, NASDAQ OMX will determine on an individual basis whether to make a change to the price and/or shares of an Index security in accordance with its NASDAQ-100 Index dividend policy.  If it is determined that a change will be made, it will become effective on the ex-date.

Ordinarily, whenever there is a change in Index share weights, a change in an Index security or a change to the price of an Index security due to a spin-off, rights issuance, or special cash dividend, the Divisor is adjusted to ensure that there is no discontinuity in the value of the Index, which might otherwise be caused by any such change.  All changes are announced in advance and will be reflected in the Index prior to market open on the Index effective date.

The adjusted Divisor is determined as follows:

(Market Value after Adjustments/Market Value before Adjustments) x Divisor before Adjustments

Index Rebalancing

The Index employs an equal-dollar weighting methodology such that each security’s Index market value is rebalanced quarterly to an equal-dollar value corresponding to an equal percent weight of the Index’s aggregate market value. Index share weights are calculated by dividing this equal-dollar value for each Index security by the corresponding last sale price of the security at the close of trading on the third Friday in March, June, September, and December.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

HISTORICAL INFORMATION

The graphs below set forth the information relating to the historical performance of each Basket Component. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Basket Component. The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, and for the period from January 1, 2012 through February 27, 2012.

We obtained the information in the charts below from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Basket Components should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of any of the Basket Components. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

Period-Start Date	Period-End Date	High Intra-Day Level (SPY)	Low Intra-Day Level (SPY)	Period-End Closing Level (SPY)

1/1/2009	3/31/2009	94.45	67.10	79.44
4/1/2009	6/30/2009	96.11	78.33	91.92
7/1/2009	9/30/2009	108.06	87.01	105.56
10/1/2009	12/31/2009	113.03	101.99	111.44

1/1/2010	3/31/2010	118.10	104.58	116.99
4/1/2010	6/30/2010	122.12	102.88	103.22
7/1/2010	9/30/2010	115.79	101.13	114.12
10/1/2010	12/31/2010	126.20	106.46	125.78

1/1/2011	3/31/2011	134.69	125.28	132.51
4/1/2011	6/30/2011	137.17	126.19	131.97
7/1/2011	9/30/2011	135.70	110.27	113.17
10/1/2011	12/31/2011	129.41	107.43	125.50

1/1/2012	2/27/2012	137.53	126.43	137.16

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

Period-Start Date	Period-End Date	High Intra-Day Level (QQQ)	Low Intra-Day Level (QQQ)	Period-End Closing Level (QQQ)

1/1/2009	3/31/2009	31.68	25.64	30.32
4/1/2009	6/30/2009	37.23	29.79	36.38
7/1/2009	9/30/2009	43.17	34.30	42.25
10/1/2009	12/31/2009	46.29	40.65	45.92

1/1/2010	3/31/2010	48.60	42.12	48.18
4/1/2010	6/30/2010	50.65	42.64	42.71
7/1/2010	9/30/2010	49.84	41.77	49.08
10/1/2010	12/31/2010	54.96	48.20	54.47

1/1/2011	3/31/2011	59.03	53.78	57.43
4/1/2011	6/30/2011	59.34	53.62	57.05
7/1/2011	9/30/2011	59.83	49.94	52.52
10/1/2011	12/31/2011	59.19	50.10	55.83

1/1/2012	2/27/2012	64.25	56.56	64.05

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Buffered Enhanced Return Notes Linked to a Basket of Exchange Traded Funds, Due March 3, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about February 29, 2012, which is the third (2nd) business day following the Pricing Date (this settlement cycle being referred to as “T+2”).  See “Plan of Distribution” in the prospectus supplement dated January 28, 2011.  For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated February16, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

RBC Capital Markets, LLC